EXHIBIT (9)(b)

Consent of Counsel

(Sutherland, Asbill and Brennan LLP Letterhead)

April 13, 2007

Board of Directors

Transamerica Life Insurance Company

Separate Account VA K

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE: Separate Account VA K

Retirement Income Builder – BAI Variable Annuity

File No. 333-76230/811-10617

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 8 to the Registration Statement to Form N-4 (file No. 333-76230) of the Separate Account VA K filed by Transamerica Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.